As filed with the Securities and Exchange Commission on    November 21,     1997
                                               Registration No. 333-21921

                    SECURITIES AND EXCHANGE COMMISSION

                               FORM S-3/A
                     PRE-EFFECTIVE AMENDMENT NO.    TWO
                                      TO
                         REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933


                           AMERICA ONLINE, INC.
          (Exact name of registrant as specified in its charter)
                       Delaware                 54-1322110
           (State or other jurisdiction of   (I.R.S. Employer
            incorporation or organization)   Identification No.)

                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700
             (Address, including zip code, and telephone, including
             area code, of registrant's principal executive offices)

                                 Stephen M. Case
                             Chief Executive Officer
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Sheila A. Clark, Esquire
                             Deputy General Counsel
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700


      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. //
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. //

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. //
                             _______________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                      AMERICA ONLINE, INC.
               377,716     Shares of Common Stock
                   (Par Value $.01 Per Share)

      The     377,716     shares of Common Stock of American Online, Inc., a
Delaware corporation (the "Company" or "America Online"), offered hereby are being sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the- counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference
is  made.  The  expenses  of   the registration of the securities offered
hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fee of legal counsel, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

      The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol
AOL.  On     November 20,<R/>  1997, the closing sale price of the  Common
Stock,  as reported by the NYSE, was $

   74.875     per share.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
   SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The date of this Prospectus is                 , 1997.

                              AVAILABLE INFORMATION

      The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including America Online) that file electronically with the Commission. The address of this site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock
Exchange (the        "NYSE") under the symbol "AOL" and reports, proxy
statements  and other information concerning the Company may also be inspected
at the offices of the  NYSE  at  20  Broad  Street,  New York,  NY   10005.
Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

      The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended
     June  30,    1997    , filed pursuant to Section 13 or 15(d) of the 1934
Act (File Number 0-19836).

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-19836).

          (c) The Company's Current Report on Forms 8-K        for an event
     dated    September 7, 1997    , filed pursuant to Section 13 or 15(d) of
the 1934 Act (File No. 0-19836).



             (d) The description of the Company's capital stock which is contained in a registration statement on Form 8-A under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

      All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Sheila A. Clark, Deputy General Counsel, America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166-9323, telephone number (703) 448-8700.


                                    TABLE OF CONTENTS



Page


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                1


RISK FACTORS                                                     3


RECENT DEVELOPMENTS                                              9


THE COMPANY                                                      10


SELLING STOCKHOLDERS                                             11


PLAN OF DISTRIBUTION                                             12


LEGALITY OF COMMON STOCK                                         12


EXPERTS                                                          13



                                  RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the shares
offered hereby. This Prospectus    and other statements made by the Company to
the public contain and incorporate     by reference forward-looking statements
within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year
ended June 30,    1997     (the "Form 10-K") and in the Company's quarterly
report on Form 10-Q for the quarter ended September 30,    1997     and in
"Business" in the Company's Form 10-K, incorporated by reference into this Prospectus. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.


Competition

        The Company competes in the highly competitive businesses of online and Internet services, advertising and electronic commerce. Internet service providers and online services, including the Microsoft Network, Prodigy Services Company, CompuServe Corporation and various national and local Internet service providers as well as long distance and regional telephone and cable companies, including, among others, AT&T Corp., MCI Communications Corporation and various regional Bell operating companies, @Home Network, and WebTV currently compete with the Company for both subscribers and for advertising and electronic commerce revenues. The products and services offered by the Company are thus available not only from other online service companies, but also from Web-based Internet service providers using industry-standard browser and navigational software, from telephone companies who may offer such services directly to their customers as part of their telephone service and from suppliers of operating systems who may incorporate functional equivalents to the Company's services in their products. The Company also competes for advertising and electronic commerce revenues with major Web sites operated by search services and other companies such as Yahoo! Inc., Netscape Communications Corporation, Infoseek Corporation, CNET, Inc., Lycos, Inc., and Excite, Inc., with global media companies such as newspapers, radio and television stations and content providers such as The Walt Disney Company and Time Warner Inc. and with direct marketing and telemarketing companies. The Company has entered into an agreement with WorldCom, Inc. to acquire the CompuServe Corporation's online services businesses, although there can be no assurance that the acquisition will be consummated. See "Recent Developments".

        Some of the present competitors and potential future competitors of the
Company may have greater financial, technical, marketing and/or     personnel
resources than the Company.  The competitive environment could    (i)
require further price reductions and increased spending on marketing, network
capacity, content procurement and product development,    (ii)     limit the
Company's opportunities to enter into and/or renew agreements with content
providers and distribution partners,    (iii)     limit its ability to develop
new products and services,    (iv)     limit its ability to continue to grow its
subscriber base,    (v)     result in increased attrition in the Company's
subscriber base    and (vi) negatively impact the Company's ability to meet its business objective of changing its business model into one in which increasingly more revenues and profits are generated from sources other than online service subscription revenues, such as advertising and electronic commerce. Any of the foregoing events could have an impact on revenues or result in an increase in costs as a percentage of revenues, which could have a material adverse effect on the Company's business, financial condition and operating results.





Network Capacity and Operations

     The Company has        adopted a flat-rate    pricing     plan which
provides access to AOL for a flat monthly fee of $19.95 with no additional
hourly charges    (the "Flat-Rate Plan")    .  Due to the rapid growth in
subscriber usage resulting from flat-rate pricing, the Company and its data communications access providers have experienced difficulty in providing adequate server and network capacity, respectively. As a result, members have encountered difficulty in accessing and using the America Online service.

        America Online employs a diversified portfolio approach in designing, structuring and operating its network services. America Online manages AOLnet, a network of third party network service providers, including Sprint Corporation, ANS Communications, Inc., a wholly-owned subsidiary of America Online ("ANS"), BBN Corporation, a part of GTE Internetworking and UUNET
Technologies, Inc.      The Company anticipates continuing    aggressively
to     build AOLnet       , in order to increase its network capacity.
       There can be no assurance that the AOLnet build-out or other efforts to expand server and network capacity will be successful, or if they are successful, that customer demand will develop for the capacity created, and the failure to do so could have a material adverse effect on the Company's
business   , financial condition and operating results    .  In addition, supply
shortages exist for certain component parts, including local exchange carrier lines from local telephone companies, modems, circuits and routers, that the Company requires to expand network capacity. The buildout of AOLnet requires a
substantial investment in telecommunications equipment, which the Company    is
financing     principally through leasing and asset-backed debt financing.
Continuing supply shortages or the failure to obtain the necessary financing for the buildout of AOLnet could have a material adverse effect on the Company's
ability to expand network capacity.    The Company has recently entered into an
agreement to sell ANS.  See "Recent Developments".

     The Company's operations are dependent on its ability to protect its computer equipment and the information stored in its data centers against damage
by fire, power loss, telecommunications failures,    service failures by third
party network service providers,     unauthorized intrusions and other events.
   Although     the Company believes it has taken prudent measures to reduce the
risk of interruption in its operations for such causes,        there can be no
assurance that these measures    will be     sufficient.  Any damage or failure
that causes interruptions in the Company's operations could have a material
adverse effect on its business,    financial condition and operating results.
Although     the Company carries property and business interruption insurance to cover its operations, the coverage may not be adequate to compensate for losses that may occur. Software defects and server and network expansion could also cause service outages, and although the Company has made efforts to reduce outages, there can be no assurance that its efforts to reduce outages will be successful, and the failure to do so could have a material adverse effect on the
Company's business,    financial condition and operating results.

Evolving Business Model    ; Development of Other Revenues

     The Company's business model is evolving         into one in which    the
Company relies on revenues generated from non-subscription based revenues, such as from electronic commerce and advertising and merchandise sales, as well as
subscription based sources    .  With the introduction of the Flat-Rate Plan,
the Company has experienced increases in the average total usage hours per
member per month, and    increases     in the number of hours of usage relative
to online service revenues.  While the        growth and management of AOLnet,
   particularly in the last fiscal year, has provided     overall lower per hour
data communication costs       , it is anticipated that    such lower costs
will be more than offset by    the additional costs resulting from increased
     total usage hours, primarily as a result of the introduction of the Flat-Rate Plan.

        In order to meet its future profitability goals, the Company believes that it must increase non-subscription based revenues, as well as reduce marketing expenses as a percentage of total revenues. The Company expects that the growth in other revenues, assuming such growth continues, will represent an increasing portion of total revenues, and will provide the Company with the opportunity and flexibility to fund programs designed to meet its business objectives. There can be no assurance that the Company will adequately generate such other revenue streams, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

     Additionally, the changing business model and resulting expansion of its business and changes in its operations have placed significant demands on the Company's administrative, operational and financial resources. The Company's future performance will depend in part on its ability to manage its growth and to adapt its administrative, operational and financial control systems to the needs of an expanded and evolving entity. The failure of management to anticipate, respond to and manage changing business conditions could have a
material adverse effect on the Company's business,    financial condition
and results of operations.

Seasonality

     In         1996, the Company began to see the effects of seasonality in both member acquisitions and in the amount of time spent by customers using its services. The Company may have experienced the effects of seasonality in previous periods, but the effects, if any, were not discernible due to the masking effect resulting from the Company's substantial growth rates in those
periods.  The Company expects that seasonality will    continue to     have an
effect in the future.     The growth in the subscriber base     is expected to
be highest in the second and third fiscal quarters, when sales of new computers and computer software are highest due to the holiday season.

   Relationships with Providers

     As competition intensifies in the online services markets, it may become more difficult or expensive to secure and maintain relationships with electronic commerce, advertising, marketing, technology and content providers. Although the Company does not believe that any single relationship is material to its business, financial condition, or results of operations, there can be no assurance that the failure to establish new relationships or that the loss of a number of relationships or significantly increased costs or decreased revenues, as the case may be, to maintain relationships would not have a material adverse effect on the Company's business, financial condition and operating
results.    .

Acquisitions

     Since the beginning of January    1996    , the Company has acquired or
merged with,    among others,      the Johnson-Grace Company and the ImagiNation
Network, Inc.    (doing business as WorldPlay Entertainment).  On September 7,
1997, the Company entered into an agreement to acquire the online services businesses of CompuServe Corporation (the "CompuServe Business"). There can be no assurance that the acquisition of the CompuServe Business will be consummated or, if it is, that its businesses can be successfully managed and operated by
the Company.  See "Recent Developments".      Acquisitions    by the Company
involve risks, including successful integration and management of acquired technology, operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from other ongoing business concerns. In addition, acquisitions may result in significant charges for in-process research and development or other matters. Any of these factors could have a material
adverse effect on the Company's business,    financial condition and operating
results    .


New Businesses and International Ventures

     The Company pursues new products and services to diversify its sources of revenue and leverage its technological and other competencies. There can be no assurance that the Company will be able to successfully develop, or achieve
commercial acceptance for, these new products and services.     Demand for and
market acceptance of new products and services are subject to a high degree of uncertainty. Moreover, critical issues concerning commercial activities via the Internet, including security, reliability, cost, ease of use and access, remain unresolved and may adversely impact the growth and development of the Company's business.

        The Company offers its online services in the United States and Canada, and through joint ventures, in Austria, France, Germany, Japan, Sweden, Switzerland, and the United Kingdom. The Company has recently announced its intention, through a joint venture, to offer online services in Australia in
1998.      There can be no assurance that the Company or its partners will be able to, or to continue to, successfully market, sell and deliver its services in these markets. In addition, there are certain significant risks inherent in doing business on an international level, such as laws governing content that
differ greatly from those in the    United States    , unexpected changes in
regulatory requirements, political risks, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, fluctuations in currency exchange rates, issues regarding intellectual property and potentially adverse tax consequences, any or all of which could impact the Company's international operations.

Changing Technologies

     As    Internet     online services evolve, the Company will be required to
offer technological advances such as improved data compression and delivery of
voice and full-motion video. Currently,    Internet     online services are
accessed primarily by personal computers via    modems    . As online services
become accessible by    cable, satellite,     television or other consumer
electronic devices, and become commercially deliverable over other wired conduits such as coaxial and fiber optic cable, the Company may have to develop new technology or modify its existing technology to keep pace with these
developments.     Competitors of the Company could gain advantage by
implementing new access technologies more quickly than the Company.      Pursuit
of these technological advances will require substantial expenditures, and there can be no assurance that the Company will succeed in adapting its online service business to alternate access devices and conduits.

Government Regulation    ;     Legal Uncertainties

        In the United States and most countries in which the Company conducts its major operations, the Company is not currently subject to direct regulation other than pursuant to laws applicable to businesses generally. Adverse changes in the legal or regulatory environment relating to the interactive online services and Internet industry in the United States, Europe or Japan could have a material adverse effect on the Company's business, financial condition and operating results. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are now under consideration. The Company is unable at this time to predict which, if any, of such proposals may be adopted and, if adopted, whether such proposals would have an adverse effect on the Company's business, financial condition and operating results. See also "Risk Factors--New Businesses and International Ventures".

        Moreover, the manner in which existing domestic and foreign laws will or may be applied to online service and Internet access providers is uncertain, as is the effect on the Company's business given different possible applications. Similarly, the Company is unable to predict the effect on the Company from the potential future application of various domestic and foreign laws governing content, export restrictions, privacy, export controls on encryption technology, tariffs and other trade barriers, intellectual property and taxes.


Reliance on Key Personnel

     The Company's success depends in part upon the performance of its executive officers and other key employees. The loss of the services of one or more of its key personnel could have a material adverse effect on the Company 's business,
financial condition and operating results    . The Company depends on its
continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

Volatility of Share Price

     The market price of the Company's Common Stock has a history of volatility. Factors such as quarterly variations in financial results and membership growth and usage, new pricing strategies, the announcement of technological innovations, mergers, acquisitions, strategic partnerships or new product offerings by the Company or its competitors, the entrance of new competitors into the online services market and changes in content providers may have a significant impact on the market price of the Common Stock. Moreover, the Common Stock could experience price volatility based on market conditions. In particular, a substantial short interest exists in the Company's Common Stock which may tend to exacerbate volatility.

Litigation    and Other Proceedings

     The Company is a party to various litigation matters, investigations and
proceedings,   including a lawsuit filed on behalf of shareholders against the
Company and its chief executive officer and chief financial officer alleging violations of the federal securities laws. Such class action lawsuit was filed in federal court in Alexandria, Virginia against the Company, its officers, outside directors and its auditors in February 1997. In July 1997, the court dismissed the complaint, finding that the allegations of the complaint were not sufficiently specific. The plaintiffs filed an amended complaint in September 1997, this time naming the Company, its Chief Executive Officer and its
Chief Financial Officer as defendants. The court has declined to dismiss the amended complaint and the case will now be litigated. A shareholder derivative suit related to such class action lawsuit has also been filed in Delaware
chancery court against certain current and former directors of the Company.    .
The costs and other effects of pending    or future    litigation, governmental
investigations, legal and administrative cases and proceedings    (whether
civil      or criminal), settlements, judgments and investigations, claims and changes in those matters, and developments or assertions by or against the Company relating to intellectual property rights and intellectual property
licenses could have a material adverse effect on the    Company's business,
financial condition and operating results.

   Year 2000 Potential Problems

     The Company utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating the AOL Service, the Company's proprietary software, member services, network access, content providers, joint ventures and various administrative and billing functions. To the extent the Company's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications, may be necessary. The Company has appointed a Year 2000 Task Force to perform an audit to assess the scope of the Company's risks and bring its applications into compliance. This Task Force is currently in the process of completing its identification of applications that are not Year 2000 compliant. In addition, the Company has begun to ask its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000.

      The Company is in the early stages of conducting its Year 2000 audit and therefore is unable to make a reasonable estimate of the costs associated with Year 2000 compliance. Accordingly, no assurance can be given that any or all of the Company's or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or that the impact of the Company's failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Company's business, financial condition or results of operations.

Future Sales of Common Stock

     Sales of substantial amounts of Common Stock in the public market could
adversely affect prevailing market prices of the Common Stock.     H<R/>olders
of approximately

   5,538,000     shares of America Online Common Stock
(outstanding or issuable upon exercise of certain rights) have rights of
registration of their shares for resale.     In connection with a master data
communications agreement, the Company has issued a warrant to purchase 3,600,000 restricted shares of the Company's common stock under the terms of which the Company would be required to register such shares on Form S-3 within 45 days of a full exercise.<R/> Additional shares are subject to registration statements on Form S-8 in connection with the Company's stock option plans. The sales of any of the foregoing shares could have a material adverse effect on the then-prevailing market price of Common Stock.

Anti-Takeover Defense Provisions

     The Company's Restated Certificate of Incorporation and Restated By-laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of its Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company has a stockholder rights plan pursuant to which holders of Common Stock are entitled to one preferred share purchase right for each outstanding share of Common Stock they hold, exercisable under certain defined circumstances involving a potential change of control. The foregoing provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock.



   The stock option agreements between the Company and its directors, officers and employees generally provide that following a merger, consolidation, sale or transfer of the Company (as described in the option agreements, a ''Change of Control''), the unvested options accelerate upon the earliest of (i) 12 months following the Change of Control, (ii) termination of employment without cause, and (iii) certain downgrades of employment, all as described in the option agreements. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over the Company.

                               RECENT DEVELOPMENTS

        On September 7, 1997, America Online entered into a Purchase and Sale Agreement (the "Agreement") by and among America Online, ANS, a Delaware corporation and a wholly-owned subsidiary of America Online, and WorldCom, Inc., a Georgia corporation ("WorldCom"), pursuant to which America Online agreed to transfer to WorldCom and WorldCom agreed to transfer to America Online all of the online services businesses of CompuServe Corporation, a Delaware corporation ("CompuServe"), and $175 million in cash, subject to certain adjustments (the "Purchase and Sale"). Consummation of the Purchase and Sale is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any foreign competition law or similar law, the receipt of other required regulatory approvals, and the absence of certain adverse changes. Consummation of the Purchase and Sale is also subject to the consummation of WorldCom's acquisition of CompuServe pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated September 7, 1997, by and among H&R Block, Inc., a Missouri corporation ("H&R Block"), H&R Block Group, Inc., a Delaware corporation, a wholly-owned subsidiary of H&R Block and the majority shareholder of CompuServe, WorldCom, and Walnut Acquisition Company, L.L.C., a Delaware limited liability company which is wholly-owned by WorldCom. The closing of the Purchase and Sale is expected to occur on or before March 1, 1998, as soon as practicable after the satisfaction of the foregoing conditions. See "Risk Factors--Acquisitions."

     The Agreement provides that upon closing of the Purchase and Sale, the Company, WorldCom, and ANS will enter into a Master Agreement for Data Services, and that the Company, UUNET Technologies, Inc. and CompuServe will enter into a Network Services Agreement, each with an initial term to end in December 2002, subject to extension by the Company in certain circumstances (together, the "Network Agreements"). The Network Agreements provide for the Company to receive Internet access, additional modems for the Company's dial-up member access network, network and modem maintenance and operations services, and capacity on the CompuServe network in consideration for certain minimum commitments and fees in amounts to be based on certain factors.

      On November 10, 1997, the Company announced that the Antitrust Division of the U.S. Department of Justice has advised AOL that it is permitting the statutory waiting period required for the AOL-WorldCom, Inc.-ANS Communications, Inc.-CompuServe transactions to expire without seeking additional information. On November 11, 1997, the Company was informed that the German Federal Cartel Office would not object to the consummation of the transactions.

                                   THE COMPANY

     America Online,        including its subsidiaries        , is the global
leader in the interactive    communications and services medium, with over $1.6
    billion in revenue during fiscal    1997    .  The Company has the largest
subscriber base of any Internet online service   , with more than 9.4 million
members worldwide as of September 30, 1997, an increase of over 40% from the
previous year    .  The Company generates revenues principally through
membership and usage fees, as well as increasingly from    other revenues, which
include electronic commerce fees and advertising sales revenues.      The
Company offers its online services in    the U.S. and Canada and, through joint
ventures, in Austria, France, Germany, Japan, Sweden, Switzerland and the United Kingdom, and offers access to its AOL service in over 100 countries.

        The Company's mission is to become the recognized brand leader in the development of an interactive medium that transcends traditional boundaries between people and places to create an interactive global community that holds the potential to change the way people communicate, stay informed, learn, shop and do business. To accomplish this mission, the Company's strategy is to continue to improve and expand its service offerings by incorporating new, scaleable technologies, build unique and engaging programming and content, expand investment in network capacity in order to serve existing members and support growth, and pursue related business opportunities, while maintaining technological flexibility. The Company seeks to establish America Online and AOL as recognized brand names and to build customer loyalty as a foundation for growth in subscribers and revenues.

     Through its AOL Networks unit, which oversees the Company's flagship Internet online service, the Company offers its members a broad range of original programming, features and tools through the AOL service and the AOL.com web site. The Company focuses on maximizing the value of its interactive service by encouraging members to share information and ideas and by providing numerous tools for members to customize the AOL service to best suit their individual and business needs. Offerings include electronic mail, Buddy Lists, Instant Messages, interactive news and magazines, entertainment, weather, sports, games, stock quotes, mutual fund transactions, online shopping, Internet access with search capabilities, software files, computing support, online classes and auditorium events, online meeting rooms and conversations (chat), and parental, mail and marketing controls. By offering a broad range of high quality Internet online products and services, AOL Networks seeks to build its subscriber base as a platform for increasing subscription and non-subscription based revenues, including from electronic commerce and advertising.

     Through its AOL Studios unit, the Company creates, invests in and builds original content for AOL and the Internet, focusing on branded properties in categories of local content, multiplayer games, entertainment, romance, sports and women. Under AOL Studios are Digital City, Inc. (owned by the Company and the Tribune Company, and providing local, community-based interactive content and services), Greenhouse Networks (a premier content developer for the mass market), WorldPlay Entertainment (expanding online games into a social entertainment experience) and AOL Ventures, Inc. (a content venture portfolio of strategic minority investments).

     ANS Communications, the Company's managed network services subsidiary, deploys access infrastructure for AOL and the Internet services industry. ANS provides large scale, high-speed network access for AOL's individual and business subscribers. ANS is a primary supplier for AOLnet, the Company's proprietary data communications network, which the Company expanded during fiscal 1997 from 143,000 modems to 350,000 modems, resulting in increased network capacity, higher speed access, and reduced per-hour data communication costs. The portfolio of AOL networks expanded during fiscal 1997 to reach approximately 1,300 cities worldwide. The Company has recently entered into an agreement with WorldCom, Inc. to sell ANS, as described above in "Recent Developments".

     America Online was incorporated in Delaware on May 24, 1985. The Company's principal executive offices are located at 22000 AOL Way, Dulles, Virginia 20166-9323. Its telephone number at that address is (703) 448-8700.

                              SELLING STOCKHOLDERS


      The table below sets forth certain information regarding the beneficial
ownership of Common Stock, as of    October 10,     1997, by certain
stockholders
of the Company who are offering Shares pursuant to this Prospectus, both before and after giving effect to this offering.


                             Shares         Shares to          Shares
                       Beneficially Owned    be Sold      Beneficially Owned
                            Prior to          in the           After
                       the Offering (1)(2)   Offering     the Offering (1)(2)

                         Number   Percent                Number     Percent

   Legg Mason
Fund Adviser (3)       3,437,500  3.34%    362,500     3,075,000   2.99%

Dale                   17,762     *        10,982      6,780       *
Dougherty   (4)

Jose Marcelino
Camarena Bolanos       1,331      *        1,331       -0-         -0-
Juan Richardo Perez
Escamilla Costas       1,187      *        1,187       -0-         -0-

Sidney Wise            720        *        720         -0-         -0-
Robert Zeckhauser      612        *        612         -0-         -0-
Octavio Camarena       360        *        360         -0-         -0-
Villasenor

Allen L. Morgan        24         *        24          -0-         -0-



* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise noted, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table. Assumes that each Selling Shareholder will sell all of the shares of Common Stock offered by him hereunder. See "Plan of Distribution."

(2)  Based on    102,910,389     shares of Common Stock outstanding on
   September 30,     1997.



   (3) Legg Mason Fund Adviser is the beneficial owner of all 3,437,500 shares of the Company's common stock and an investment adviser to both Legg Mason Value Trust, Inc. which is the direct owner of 2,012,500 shares of the Company's common stock, and Legg Mason Special Investment Trust, Inc. which is the direct owner of 1,425,000 shares of the Company's common stock.



   (4)     Includes    6,780     shares issuable upon the exercise of options
held by    Mr. Dougherty     that are exercisable within 60 days.



                              PLAN OF DISTRIBUTION

      The    377,716     shares of Common Stock of the Company offered hereby
(the "Shares") may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges, including the NYSE, or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the 1933 Act.

      The Company is required under the terms of agreements with the Selling Stockholders to maintain the effectiveness of the registration of the Shares being offered hereunder until the earlier of the date upon which the registration of the Shares has been effective for thirty days or the date upon which all of the Shares offered hereby have been sold.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

      All  proceeds  from  any such sales will be the property  of  the  Selling
Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                            LEGALITY OF COMMON STOCK

      The validity of the issuance of the Shares of Common Stock offered hereby is being passed upon for the Company by Sheila A. Clark, Deputy General Counsel, America Online, Inc.

                                     EXPERTS

     The consolidated financial statements of America Online, Inc., appearing in
its  Annual Report (Form 10-K), as of June 30,    1997 and 1996     and
for each of the three  years  in the period ended June 30,    1997    , have
been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following sets forth the expenses that are expected to be incurred in connection with the offering of the Shares. All such expenses shall be borne by the Company. All amounts set forth below are estimates, other than the registration fee.

Registration Fee                          $10,432
Legal Fees and Expenses                    10,000
Accounting Fees and Expenses               25,000
Miscellaneous                               4,568
TOTAL                                      50,000

      The Selling Stockholders will bear the expense of their own legal counsel and their own miscellaneous fees and expenses, if any.

Item 15.  Indemnification of Officers and Directors

      Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the indemnified party did not have reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Statute"), Article Ninth of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") (incorporated by reference herein) provides that:

           To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

           The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

           The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Ninth.

           The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the board of directors, pursuant to the last sentence of Paragraph 1 of this Article Ninth, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

       In   addition,   Article  Five  of  the  Registrant's  Restated   By-Laws
(Incorporated by reference herein) provides that:

           Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the
     Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in the section "Right of Indemnitees to Bring Suit" of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

           Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section and the section "Right to Indemnification" of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

           Right of Indemnitees to Bring Suit. If a claim under the sections "Right to Indemnification" and "Right to Advancement of Expenses" of this
     Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

           Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

           Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The directors and officers of the Registrant are covered by a policy of liability insurance.

      In  addition, the Company's agreements with the Selling Stockholders provide for indemnification by the Registrant of the Selling Stockholders against certain liabilities under the 1933 Act, the 1934 Act,
state securities laws  or  otherwise,  and   , in certain cases,     provide
for indemnification by the Selling Stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the 1933 Act, the 1934 Act, state securities laws, or otherwise.

Item 16.  Exhibits.

Exhibit No.                             Description

2.1 -- Agreement and Plan of Reorganization dated as of May 11, 1994, as amended, among the Registrant, RCC Acquisition Corporation and RCC Communications Corporation (Filed as Annex A to the Registrant's Registration Statement on Form S-4, Registration No. 33-82030, and incorporated herein by reference)
2.2 -- Agreement and Plan of Reorganization dated as of November 8, 1994, among the Registrant, BLT Acquisition Corporation, CMG Information Services, Inc. and Booklink Technologies, Inc. (Filed as
          Exhibit 1 to the Registrant's Report on Form 8-K, filed January 9, 1995 and incorporated herein by reference)
2.3 -- Asset Purchase Agreement by and between the Registrant and Advanced Network & Services, Inc. dated as of November 25, 1994 (Filed as Exhibit 1 to the Registrant's Report on Form 8-K, filed February 28, 1995 and incorporated herein by reference)
2.4 -- Agreement and Plan of Merger dated as of December 20, 1995, among the Registrant, Santa's Acquisition Corp. and Johnson-Grace Company and its Principal Shareholders (Filed as Exhibit 2.1 to the
          Registrant's Report on Form 8-K, filed February 14, 1996 and incorporated herein by reference.)
2.5 -- Stock Purchase Agreement, dated as of August 5, 1996, among the Registrant, The ImagiNation Network, Inc. and AT&T Corp. (Filed as
          Exhibit 10 to the Registrant's Report on Form 8-K, filed August 5, 1996, and incorporated herein by reference.)
   2.6      --    Purchase and Sale Agreement dated as of September 7, 1997 by and among America Online, Inc., ANS Communications, Inc. and WorldCom, Inc. (Filed as Exhibit 2 to the Company's Current Report on Form 8-K, dated September 19, 1997, and incorporated herein by reference.)
4.1 -- Article 4, Article 6 and Article 8 of the Restated Certificate of Incorporation of the Registrant (Filed as part of Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended June 30,
          1997,     and incorporated herein by reference)
4.2 -- Rights Agreement dated as of April 23, 1993, including Exhibit A (Certificate of Designation setting forth the terms of Series A Junior Participating Preferred Stock, $.01 par value), Exhibit B (Form of Rights Certificate) and Exhibit C (Summary of Rights to Purchase Series A Junior Participating Preferred Shares) (Filed as Exhibit 1 to the Registrant's Registration Statement on Form 8-A, filed on September 9, 1996, and incorporated herein by reference)
4.3 -- First Amendment to the Rights Agreement dated as of January 31, 1995 (Filed as Exhibit 2 to the Registrant's Registration Statement on Form 8-A, filed on September 9, 1996, and incorporated herein by reference)
5.1 -- Opinion of Sheila A. Clark, Deputy General Counsel, America Online, Inc., with respect to the legality of the securities being registered
23.1      --      Consent     of Ernst & Young LLP
23.2      --   Consent  of  Sheila A. Clark, Deputy  General  Counsel,  America
          Online, Inc. (included in Exhibit 5.1)
24.1       --   Powers of Attorney (   Filed as Exhibit 24 to the Registrant's
Registration Statement on Form S-3, filed on February 14, 1997, and incorporated herein by reference, except for the power of attorney for Daniel F. Akerson
which is filed herewith.    )

Item 17.  Undertakings.

     A. Rule 415 Offering

     The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   Filings Incorporating Subsequent Exchange Act Documents by Reference

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized,  in  the City of Dulles, Commonwealth of Virginia  on    November
21,     1997.

                              AMERICA ONLINE, INC.



                              By:/s/Lennert J. Leader
                                 Lennert J. Leader
                                 Senior  Vice  President  and   Chief
                                 Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                     Title                              Date

   *                 Chairman of the Board, President,      November 21,    1997
Stephen M. Case      Chief Executive Officer and
                     and Director (principal executive
                     officer)



  *                 Senior Vice President and Chief        November 21,    1997
Lennert J. Leader   Financial Officer (principal
                    financial and accounting officer)

  *                 President &  Chief                     November 21,    1997
Robert W. Pittman   Executive Officer,
                    AOL Networks, and Director

  *                 Director                               November 21,    1997
Frank J. Caufield

  *                 Director                               November 21,    1997
Robert J. Frankenberg

  *                 Director                               November 21,    1997
Alexander M. Haig, Jr.

  *                 Director                               November 21,    1997
William N. Melton

  *                 Director                               November 21,    1997
Thomas         Middelhoff

     *              Director                               November 21, 1997
Daniel F. Akerson


*By Lennert J. Leader, Attorney-in-Fact